dELiA*s Inc.
                                435 Hudson Street
                            New York, New York 10014
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                                  CONFIDENTIAL
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June 1, 1998

American Retail Enterprises, L.P.
120 Grand Avenue
Baldwin, NY 11510
Attn: William Siegel

Ladies and Gentlemen:

     This letter agreement (this "Agreement") is being entered into in connection with the Asset Purchase Agreement entered into as of the date hereof between dELiA*s Inc., a Delaware corporation ("Parent"), Screeem! Inc., a Delaware corporation ("Purchaser"), American Retail Enterprises, L.P., a New York limited partnership (the "Company") and the other signatory parties named therein (as the same may be amended from to time, the "Purchase Agreement"). Capitalized terms used herein but not defined shall have the respective meanings given to such terms in the Purchase Agreement. Except as expressly set forth herein, the Purchase Agreement remains in full force and effect. This Agreement shall be deemed to be a Seller's Document and a Purchaser's Document for purposes of the Purchase Agreement.

     As a material inducement to each party to the Purchase Agreement, the parties hereto hereby agree as follows:

     1. (a) In the event that any consent for the assignment (which consent need not include a consent to convert a JEAN COUNTRY store to a SCREEEM! store) of a Lease Agreement with respect to Purchased Store is not obtained at or prior to the Closing (such store being an "Excluded Store"), then, notwithstanding anything contained in the Purchase Agreement, Seller's Documents or Purchaser's Documents or in any exhibit or schedule thereto, at and as of the Closing: (i) the Lease Agreement with respect to such Excluded Store and the assets located in such Excluded Store and otherwise constituting Purchased Assets shall be excluded from the Purchased Assets and shall be deemed to be Excluded Assets;
(ii) the Lease Agreement with respect to such Excluded Store shall not be deemed to be a Purchased Contract, and no Liabilities arising under such Lease Agreement shall be deemed to be Assumed Liabilities; (iii) the aggregate Purchase Price shall be adjusted downwards by that amount set forth on Schedule I hereto, such reduction in Purchase Price to be allocated pro rata among the Cash Consideration, the Basic Shares and the Additional Shares to be delivered at Closing; and (iv) the Excluded Store shall not be deemed to be a Purchased Store.

         (b) If the required consent with respect to an Excluded Store is obtained within 120 days of the Closing Date, such Excluded Store will be sold to Buyer for that amount set forth on Schedule I hereto, allocated pro rata (proportionate to the Purchase Price) among the Cash Consideration, the Basic Shares and the Additional Shares, but otherwise subject to the same terms and conditions as the sale of the Purchased Assets under the Purchase Agreement. Without limiting the foregoing, at and as of the closing of such sale (the "Subsequent Closing Date"): (i) the Lease Agreement with respect to such Excluded Store and all assets located in such Excluded Store at the Subsequent Closing Date shall be deemed to be Purchased Assets and shall not be deemed to be Excluded Assets; (ii) the Lease Agreement with respect to such Excluded Store and any debts, claims, Liabilities, obligations and expenses as may arise with respect to periods from and after the Subsequent Closing under such Lease Agreement shall be assumed by Purchaser and such Lease Agreement shall be deemed to be a Purchased Contract; and (iii) the Excluded Store shall be deemed to be a Purchased Store. Any Subsequent Closing shall be held within ten (10) Business Days of the obtaining of the applicable consent. Any purchase price payable at a Subsequent Closing shall be subject to the same adjustments set forth in Section
3.2 of the Purchase Agreement with respect to the net assets acquired at such Subsequent Closing except that all references therein to the Closing or the Closing Date shall be deemed to refer to the Subsequent and the Subsequent Closing Date.

     2. (a) The Companies shall use best commercial efforts (which for purposes of this provision only, shall mean that the Companies shall be required to make payments to landlords of up to, but not more than (i) $500,000 in the aggregate to obtain Assignment Consents (as defined below) and Use Change Consents (as defined below) with respect to 20 (but not less than 20) Purchased Stores, and
(ii) $1,000,000 in the aggregate to obtain Assignment Consents and Use Change Consents with respect to 24 (but not less than 24) Purchased Stores, and the Companies shall not be obligated to spend any additional funds to obtain such consents) to obtain landlord consents to (x) the assignment of the Lease Agreements to the Purchaser ("Assignment Consents") and (y) change in permitted use by Purchaser of JEAN COUNTRY stores to SCREEEM! stores ("Use Change Consents"). Notwithstanding anything in the foregoing to the contrary, the Companies shall have no obligation to spend money to obtain Use Change Consents with respect to: (A) the Purchased Stores located in the Smithhaven and Roosevelt Fields malls and (B) three other Purchased Stores.

         (b) In the event the Companies spend more than $500,000 in the aggregate to obtain Assignment Consents and Use Change Consents at or prior to the Closing, Purchaser and Parent shall reimburse the Company at Closing the amount of such excess above $500,000 (up to a maximum aggregate reimbursement of $500,000) and the Purchase Price shall be reduced (by means of delivery of fewer Additional Shares than would otherwise be determined pursuant to Section 3.1(c) of the Purchase Agreement, valued at the Issue Price) on a dollar-for-dollar basis (determined by deducting the amount of such reimbursement from the amount referenced in Section 3.1(c) of the Purchase Agreement) by such amount in excess of $500,000 (not to exceed $500,000).

     3. Entire Agreement. This Agreement sets forth the parties' final and entire agreement with respect to its subject matter and supersedes any and all prior understandings and agreements, whether written or oral, all of which are merged herein. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, change or waiver is sought.

     4. Assignment; Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns; provided, however, that neither this Agreement nor any right or obligation hereunder may be assigned or transferred by any party without the




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consent of the others, except that Purchaser may assign its rights hereunder and/or delegate its obligations hereunder to any other Affiliate of Parent so long as Parent remains liable hereunder.

     5. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

     6. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York (without reference to its rules governing conflicts of law or any rule of construction against the drafting party (all parties being deemed to have negotiated and written this Agreement jointly)).

     7. Forum; Jurisdiction. In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any of Seller's Documents or any of Purchaser's Document's, or any matters described or contemplated herein or therein, with respect to any matters described or contemplated herein or therein, the parties hereto hereby agree: (a) under all circumstances absolutely and irrevocably to institute any litigation, proceeding or other legal action in a court of competent jurisdiction located within the Borough of Manhattan, City and State of New York, whether a state or federal court; (b) that in the event of any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court and to service of process as permitted by applicable law or by mail to the addresses provided in accordance with
Section 15.3 of the Purchase Agreement (which service shall be binding and effective for all purposes); (c) to waive to the fullest extent permitted by law any objection that they may now or hereafter have to such venue or to the convenience of any such forum; and (d) EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY SUCH LITIGATION, PROCEEDING OR ACTION.

     8. If any Purchased Stores become Excluded Stores hereunder, with respect to the period from and after the Closing and to the earlier of (a) the Subsequent Closing of the 24th Purchased Store or (b) 120 days from the Closing, the Companies shall perform the covenants set forth in Sections 7.1, 7.2, 7.5, 7.7, 7.9 and 7.10 of the Purchase Agreement as applied to the Excluded Stores as if the Closing had not occurred.



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     If you are in agreement with the foregoing, kindly sign and return to me the enclosed copy of this letter.


                                                  Very Truly Yours,

                                                  SCREEEM! INC.
                                                  dELiA*s Inc.


                                                  By:___________________________
                                                     Alex S. Navarro
                                                     Senior Vice President--
                                                     Development & Legal Affairs
Confirmed and Agreed to:

AMERICAN RETAIL ENTERPRISES, L.P.
(for itself and as agent for the Companies)

By: LANDMARK PANTS CORP.
         its general partner


    By:______________________
          William Siegel
          Vice President


    By:______________________
          Gary Sugarman
          Vice President


By: THE PANTS SET, INC.
         its general partner

    By:______________________
          William Siegel
          President


    By:______________________
          Gary Sugarman
          Vice President



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                                   SCHEDULE I

The amount of Purchase Price deducted as a result of a failure to obtain consent to assignment will be as follows

For the first such Excluded Store: 90% of 1/24 of the Purchase Price For the second such Excluded Store: 85% of 1/24 of the Purchase Price For the third such Excluded Store: 80% of 1/24 of the Purchase Price For the fourth such Excluded Store: 75% of 1/24 of the Purchase Price For the fifth such Excluded Store: 70% of 1/24 of the Purchase Price For the sixth such Excluded Store: 65% of 1/24 of the Purchase Price



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